Exhibit 99.1

Pharmacyclics Reports Fourth Quarter and Full Year 2013 Results

Company launches its first product, IMBRUVICATM, and records net product revenue of $13.6 million

SUNNYVALE, CA, February 20, 2014 -- Pharmacyclics, Inc. (the “Company”) (Nasdaq: PCYC) today reported financial results and recent developments for the quarter and year ended December 31, 2013.

Financial Results for the Quarter and Year Ended December 31, 2013

Revenue

Total revenue for the quarter ended December 31, 2013 increased 113% to $123.6 million, from $58.0 million for the quarter ended December 31, 2012. Total revenue for the year ended December 31, 2013 increased 58% to $260.2 million from $164.7 million for the year ended December 31, 2012.

Collaboration and license agreement revenue increased 90% to $110.0 million for the quarter ended December 31, 2013, from $58.0 million for the quarter ended December 31, 2012, primarily driven by an increase in milestone revenue related to our collaboration and license agreement (the “Agreement”) with Janssen Biotech, Inc. and its affiliates (“Janssen”). During the quarter ended December 31, 2013, milestone revenue of $110.0 million included $60 million earned related to an approval milestone and $50 million earned related to regulatory milestones under the Agreement. During the quarter ended December 31, 2012, milestone revenue of $50 million was earned related to a development milestone under the Agreement and $5 million of license revenue was earned related to the Company’s license agreement with Novo Nordisk A/S.

Collaboration and license agreement revenue increased 50% to $246.6 million for the year ended December 31, 2013, from $164.7 million for the year ended December 31, 2012, primarily driven by an increase in milestone revenue earned under the Agreement. For the year ended December 31, 2013, collaboration and license agreement revenue included milestone revenue of $235 million earned under the Agreement and total collaboration revenue of $11.6 million. For the year ended December 31, 2013, milestone revenue related to the Agreement included $125 million in regulatory milestones earned, a $60 million approval milestone earned and $50 million development milestone earned. For the year ended December 31, 2012, total revenue of $164.7 million included $150 million of development milestone revenue earned under the Agreement, $5 million of license revenue earned related to the Company’s license agreement with Novo Nordisk A/S and total collaboration revenue of $9.7 million.

Total revenue for the quarter and year ended December 31, 2013 also increased due to $13.6 million of net product revenue from sales of IMBRUVICATM (ibrutinib). As previously announced, on November 13, 2013, the U.S. Food and Drug Administration (“FDA”) approved IMBRUVICATM as a single agent for the treatment of patients with mantle cell lymphoma (“MCL”) who have received at least one prior therapy.

Subsequent to December 31, 2013, on February 12, 2014 we announced that the FDA approved IMBRUVICATM as a single agent for the treatment of patients with chronic lymphocytic leukemia (“CLL”) who have received at least one prior therapy. This approval of IMBRUVICATM in CLL triggers a $60 million milestone payment to us under our collaboration agreement with Janssen, which will be recognized as revenue in the first quarter of 2014.

To date, in addition to upfront payment of $150 million, we have earned milestone payments of $445 million under the Agreement. We may receive up to an additional $380 million ($50 million for development progress, $100 million for regulatory progress and $230 million for approval) in development, regulatory and approval milestone payments, however, clinical development entails risks and we have no assurance as to whether or when the milestone targets might be achieved.

Non-GAAP and GAAP net income

Non-GAAP net income reported for the quarter ended December 31, 2013 was $73.9 million, or $1.00 and $0.95 net income per basic and diluted share, respectively, compared to non-GAAP net income of $46.2 million, or $0.66 and $0.62 net income per basic and diluted share, respectively for the quarter ended December 31, 2012.

Non-GAAP net income for the year ended December 31, 2013 was $117.2 million, or $1.61 and $1.52 net income per basic and diluted share, respectively. Non-GAAP net income reported for the year ended December 31, 2012 was $100.6 million, or $1.45 and $1.36 net income per basic and diluted share, respectively. See “Use of Non-GAAP Financial Measures” below for a description of our non-GAAP measures. Reconciliation between certain generally accepted accounting principles (“GAAP”) and non-GAAP measures is provided at the end of this press release.

GAAP net income for the quarter ended December 31, 2013 was $64.2 million, or $0.87 and $0.82 net income per basic and diluted share, respectively, compared to GAAP net income of $41.9 million, or $0.60 and $0.56 net income per basic and diluted share, respectively, for the quarter ended December 31, 2012. Included in GAAP net income for the quarters ended December 31, 2013 and 2012 was stock-based compensation expense of $9.6 million and $4.3 million, respectively.

GAAP net income for the year ended December 31, 2013 was $67.0 million, or $0.92 and $0.87 net income per basic and diluted share respectively, compared to GAAP net income of $87.8 million, or $1.27 and $1.19 net income per basic and diluted share, respectively, for the year ended December 31, 2012. Included in GAAP net income for the years ended December 31, 2013 and 2012 was stock-based compensation expense of $50.2 million and $12.8 million, respectively.

Costs and expenses

The Agreement with Janssen includes a cost sharing arrangement for certain development activities. In general, Janssen is responsible for approximately 60% of development costs and we are responsible for 40% of development costs. The Agreement includes a 50/50 net profit sharing arrangement for the commercialization of any products resulting from the collaboration including IMBRUVICATM. The Agreement with Janssen also provides for a $50 million annual cap of our share of development costs and pre-tax commercialization losses for each calendar year.

GAAP costs and expenses were $38.1 million for the quarter ended December 31, 2013, compared to $16.7 million for the quarter ended December 31, 2012. As we exceeded the $50 million annual cap on our share of development costs under the Agreement, all of our share of development and commercial costs chargeable to the collaboration during the quarter ended December 31, 2013 represented amounts incurred in excess of the annual cap (“Excess Amounts”). We recognize Excess Amounts as a reduction to costs and expenses. For the quarter ended December 31, 2013, we recognized $50.2 million of Excess Amounts as a reduction to costs and expenses, compared to $18.1 million for the quarter ended December 31, 2012. Of the Excess Amounts recognized for the quarter ended December 31, 2013, $34.2 million was recorded as a reduction to research and development expenses and $16.0 million was recorded as a reduction to general and administrative expenses.

GAAP costs and expenses were $162.2 million for the year ended December 31, 2013, compared to $80.1 million for the year ended December 31, 2012. During the year ended December 31, 2013, we recognized $116.1 million of Excess Amounts as a reduction to costs and expenses, compared to $18.1 million for the year ended December 31, 2012. Of the Excess Amounts recognized for the year ended December 31, 2013, $85.7 million was recorded as a reduction to research and development expenses and $30.4 million was recorded as a reduction to general and administrative expenses.

Under the Agreement, Janssen will fund maximum Excess Amounts of $200 million and $25 million of interest thereon. To date, we have recorded Excess Amounts amounting to $134.3 million. We recognize Excess Amounts as a reduction to costs and expenses since our repayment of Excess Amounts to Janssen is contingent and would become payable only after the third profitable calendar quarter for the product. Further, Excess Amounts shall be reimbursable only from our share of pre-tax profits (if any) after the third profitable calendar quarter for the product.

Cash and Investments Position

As of December 31, 2013, we had cash, cash equivalents and marketable securities of $635.6 million, compared with $317.1 million as of December 31, 2012. The Company now expects to end calendar year 2014 in excess of $600 million in cash, cash equivalents and marketable securities.

“Today, we are reporting on the first commercial sales in the history of Pharmacyclics. After our first approval at the end of last year, we had a strong commercial start and reported $13.6 million of IMBRUVICATM net product revenue in our first six weeks of sales,” said Bob Duggan, CEO and Chairman of Pharmacyclics. “Our company’s goal is to lead the creation of a new era of patient-friendly, body-harmonious medicinal solutions. The commercialization of IMBRUVICATM in the therapeutic areas of MCL and most recently in CLL is a big step forward in support of patients. We have built a new commercial organization and are now educating healthcare professionals about the safety and efficacy of IMBRUVICATM as a new alternative for patients struggling with these diseases. We are looking ahead to a very productive 2014, a year where we intend to make a significant difference for the betterment of patients.”

Regulatory Update

IMBRUVICATM is the first FDA approved, once-daily, single-agent, oral kinase inhibitor for patients with MCL or CLL who have received at least one prior therapy. IMBRUVICATM is being jointly developed and commercialized by Pharmacyclics and Janssen Biotech, Inc.

On November 7, 2013, we announced that 117 events had occurred in the randomized, multicenter, open-label Phase III RESONATE study, PCYC-1112-CA, a head-to-head comparison of IMBRUVICATM versus ofatumumab, and that an interim analysis would be performed.  On January 7, 2014, we announced that the Independent Data Monitoring Committee unanimously recommended that the study be stopped early because the study demonstrated that patients receiving IMBRUVICATM showed a statistically significant improvement in progression-free survival and overall survival over those receiving ofatumumab. We anticipate providing a comprehensive RESONATE study report to the regulatory authorities within the coming months and look forward to presenting the data at an upcoming medical congress.

On February 12, 2014, after a priority review of our New Drug Application, the U.S. Food and Drug Administration (FDA) approved IMBRUVICATM under the FDA’s accelerated approval program as a single agent for the treatment of patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy. This second indication follows the approval of IMBRUVICATM on November 13, 2013, for the treatment of patients with mantle cell lymphoma (MCL) who have received at least one prior therapy, granted under the agency’s Breakthrough Therapy Designation. Both approvals were based on data from Phase II studies and are based on overall response rate (ORR). An improvement in survival or disease-related symptoms has not been established.

Most recently IMBRUVICATM was also included in the National Comprehensive Cancer Network (NCCN) Clinical Practice Guidelines in Oncology (NCCN Guidelines® Non-Hodgkin’s Lymphomas, Version 1.2014) for relapsed/refractory (R/R) MCL, (R/R) CLL and two other histologies.

Commercial Update

Together with our collaboration partner Janssen we built a hematology-focused commercial team with a national footprint, reaching across all US regions. After the MCL approval on November 13, 2013, IMBRUVICATM became commercially available in the United States. On February 12, 2014 IMBRUVICATM was also approved for patients with CLL who have received at least one prior therapy. IMBRUVICATM is being sold today in both indications by over 120 full-time equivalent sales professionals in conjunction with our commercial partner Janssen and supported by National Account Directors, Medical Science Liaisons, as well as Pharmacyclics’ teams of Medical Affairs, Market Access, Marketing, Business Intelligence and Public Relations professionals.

Clinical Update

To date, over 2,800 patients have been treated in company sponsored trials, conducted in over 35 countries around the globe and involving more than 800 principal investigators. IMBRUVICATM clinical trials are active in all regions including US, Europe, Asia Pacific, Asia, and Latin America. Currently there are 10 Phase III clinical trials initiated with IMBRUVICATM and a total of 41 trials are registered on www.clinicaltrials.gov. As all these studies complete enrollment we will have approximately 7,500 patients participating in IMBRUVICATM trials. In the past months we initiated one company sponsored Phase III study and two medical research center sponsored Phase III studies. As of today there are 6 Phase III studies focused on patients with CLL, two designed for patients with MCL, one for patients with diffuse large B-cell lymphoma and one for patients with follicular lymphoma.

During our fourth quarter 2013, Pharmacyclics participated in the 55th Annual American Society of Hematology (ASH) Meeting in New Orleans. During the conference 40 clinical, non-clinical and pre-clinical presentations on IMBRUVICATM were provided. There were seven presentations of IMBRUVICATM clinical data, of which five were oral presentations, including one presentation on the use of IMBRUVICATM in Waldenstrom's Macroglobulinemia (WM) that was designated "Best of ASH". In total, 33 additional pre-clinical and non-clinical presentations provided new discoveries using IMBRUVICATM; seven of these were oral presentations. These presentations further elucidated the mechanism of action of IMBRUVICATM and its effect in the tumor microenvironment and provided data on quality of life changes. Results covered various B-cell malignancies: chronic lymphocytic leukemia (CLL) and small lymphocytic lymphoma (SLL), Waldenstrom's Macroglobulinemia (WM), and Non-Hodgkin’s Lymphoma (NHL).

In December of 2013, Dr. Susan O’Brien of MD Anderson Cancer Center published in The Lancet data from a cohort of 31 elderly, treatment naïve CLL patients treated with single agent IMBRUVICATM. The data showed an acceptable safety profile of IMBRUVICATM with most common side effects being Grade 1 diarrhea, nausea and fatigue. After a median follow up of 22 months, one patient progressed, and the progression free survival (PFS) at approximately 2 years in that population was 96%.

An Investigational New Drug (IND) Application was filed for a BTK inhibitor developed by Pharmacyclics and designed for autoimmune diseases. The FDA reviewed the IND and considered it safe to proceed. This compound will now enter the dose escalation stage of a Phase I trial, administered first to healthy volunteers and then to autoimmune patients with Rheumatoid Arthritis.

IMBRUVICATM (ibrutinib) – Selected Clinical Trial Updates

Chronic Lymphocytic Leukemia/ Small Lymphocytic Lymphoma (CLL/SLL)

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RESONATE™ (PCYC-1112): Phase III study of IMBRUVICATM versus ofatumumab in patients with relapsed/refractory (R/R) CLL/SLL was initiated in the second quarter of 2012. This is a randomized, multi-center, open-label Phase III trial of IMBRUVICATM as a monotherapy. The enrollment of 391 patients was completed more than two quarters ahead of schedule in April 2013. The primary endpoint of this study is to demonstrate a statistically significant improvement in progression-free survival (PFS) when compared to ofatumumab. The study met its primary end point of PFS as well as a key secondary endpoint of overall survival at the interim analysis in January 2014. We anticipate to file the study data with the FDA within the first half of 2014 and expect a review by the agency to be completed within the first half of 2015.

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RESONATE™-17 (PCYC-1117): Open label, single arm, Phase II study of IMBRUVICATM as a mono-therapy in patients with CLL who have deletion of chromosome 17p and who did not respond to or relapsed after at least one prior treatment (a high unmet need population) was initiated in the first quarter of 2013. The primary endpoint of the study is overall response rate (ORR). This global study completed its enrollment of 145 patients in Q3 of 2013, more than two quarters ahead of schedule. Patients will be followed for 12 months after the enrollment of the last patient for an assessment of ORR.

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RESONATE™-2 (PCYC-1115): Phase III study of IMBRUVICATM versus chlorambucil in newly diagnosed elderly CLL/SLL patients was initiated in the first quarter of 2013. This is a randomized, multicenter, open-label trial of IMBRUVICATM as a monotherapy versus chlorambucil in patients 65 years or older with treatment naïve CLL/SLL. The study design was agreed upon with the FDA under a Special Protocol Assessment (SPA). The primary objective of the study is to demonstrate a clinically significant improvement in PFS when compared to chlorambucil. Pharmacyclics has just completed enrollment of 273 patients worldwide, approximately 9 months ahead of the original schedule. A data read out is anticipated in the second half of 2015.

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HELIOS (CLL3001): Phase III study of IMBRUVICATM in combination with bendamustine and rituximab in patients with R/R CLL/SLL was initiated in the third quarter of 2012. This is a randomized, multi-center, double-blinded, placebo-controlled trial of IMBRUVICATM in combination with bendamustine and rituximab versus placebo in combination with bendamustine and rituximab (BR) in R/R CLL/SLL patients who have received at least one line of prior therapy. The primary objective of the study is to demonstrate a clinically significant improvement in PFS when compared to bendamustine and rituximab. This study completed enrollment of 578 patients worldwide in Q1, 2014.

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CLL3002: Phase III study of IMBRUVICATM versus rituximab in patients with R/R CLL/SLL was initiated in the fourth quarter of 2013. This is a randomized, open-label, multi-center study to evaluate the efficacy and safety of versus rituximab in adult Chinese patients with R/R CLL or SLL with active disease requiring treatment, who have failed at least 1 prior line of therapy and are not considered appropriate candidates for treatment or retreatment with purine analog-based therapy or combination chemo-immunotherapy. The primary objective of the study is to demonstrate a clinically significant improvement in PFS. The enrollment target of this study is 150 patients.

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Third party sponsored: Phase III study of IMBRUVICATM versus IMBRUVICATM + rituximab versus bendamustine + rituximab in frontline newly diagnosed elderly (≥ 65 Years of Age) CLL/SLL patients (Alliance A041202) was initiated by the National Cancer Institute in the fourth quarter of 2013. This is a randomized, multi-center study designed to evaluate the improvement in PFS of IMBRUVICATM with or without rituximab vs bendamustine and rituximab.  Secondary outcome measures include overall survival and duration of response. The enrollment target of this multi-center study is 523 patients.

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Third party sponsored: Phase III study in treatment naive, young fit patients with CLL, comparing the combination of IMBRUVICATM and Rituxan to chemo immunotherapy of FCR (fludarabine, cyclophosphamide, and rituximab), (ECOG1912), was initiated by the Eastern Cooperative Oncology Group in the first quarter of 2014. This is a randomized study designed to evaluate the improvement in PFS of IMBRUVICATM with rituximab vs FCR.  Secondary outcome measures include overall survival and adverse events. The enrollment target of this multi-center study is 519 patients.

Mantle Cell Lymphoma (MCL)

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RAY (MCL3001): Phase III study of IMBRUVICATM versus temsirolimus in R/R MCL patients was initiated in the fourth quarter of 2012. This is a randomized, multi-center, open-label trial of IMBRUVICATM as a monotherapy versus temsirolimus in R/R MCL patients who received at least one prior rituximab-containing chemotherapy regimen. The primary endpoint of the study is PFS. The enrollment target of this global study was 280 patients. This trial completed enrollment in Q4 of 2013.

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SHINE (MCL3002): Phase III study of IMBRUVICATM in combination with BR in elderly patients with newly diagnosed MCL was initiated in the second quarter of 2013. This is a randomized, multi-center, double-blinded, placebo-controlled trial of IMBRUVICATM plus BR versus placebo plus BR in patients 65 years or older with newly diagnosed MCL. The primary endpoint of the study is PFS. The enrollment target of this global study is 520 patients.

Diffuse Large B-cell Lymphoma (DLBCL)

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PCYC-1106: Phase II study of IMBRUVICATM in patients with R/R DLBCL was initiated in the second quarter of 2011. This multicenter, open-label trial, dosing patients with single agent IMBRUVICATM at 560mg, was designed to assess the activity of IMBRUVICATM in two genetically distinct subtypes of DLBCL, the activated B-cell (ABC) subtype and the germinal center B-cell (GCB) subtype. This trial is active in several U.S. sites and Pharmacyclics has enrolled 70 patients. In July of 2013 a new cohort with IMBRUVICATM dosed at 840mg in patients with non-GCB subtype DLBCL was initiated. This second cohort exploring 840mg has been closed after the first 8 patients were enrolled, given that this higher dose did not show improved ORR or DOR.

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PHOENIX (DBL3001): Phase III study of IMBRUVICATM in combination with R-CHOP (rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone) in patients with newly diagnosed non-GCB subtype of DLBCL was initiated in the third quarter of 2013. This is a randomized, multi-center, double-blinded, controlled trial of IMBRUVICATM plus rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone (R-CHOP) versus R-CHOP in patients with newly diagnosed non-GCB subtype DLBCL. The primary endpoint of the study is to demonstrate a clinically significant improvement in event-free survival when compared to R-CHOP. The enrollment target of this global study is 800 patients.

Follicular Lymphoma (FL)

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PCYC 1125: Phase II multicenter, open-label, study of IMBRUVICATM, in combination with Rituximab in previously untreated subjects with follicular lymphoma was initiated in the fourth quarter of 2013. The primary endpoint of this study is overall response rate. The enrollment target of this study is 80 patients.

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FLR2002: Phase II study of IMBRUVICATM in patients with R/R FL was initiated in the second quarter of 2013. This is a multi-center, open-label, single-arm, global trial of IMBRUVICATM in patients with chemoimmunotherapy-resistant FL, whose disease has relapsed from at least 2 prior lines of therapy, including at least 1 rituximab combination chemotherapy regimen. The primary endpoint of this study is overall response rate. The enrollment target of this global study is 110 patients.

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SELENE (FLR3001): Phase III study of IMBRUVICATM in patients with R/R indolent Non-Hodgkin’s Lymphoma (iNHL) was initiated in the first quarter of 2014. This is a randomized, multi-center, placebo-controlled Phase III trial of in combination with either BR or R-CHOP in patients with previously treated indolent Non-Hodgkin Lymphoma (iNHL). The primary endpoint of this study is progression free survival. The enrollment target of this global study is 400 patients.

Marginal Zone Lymphoma (MZL)

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PCYC-1121: Phase II study of IMBRUVICATM in patients with R/R marginal zone lymphoma was initiated in the fourth quarter of 2013. This is a multi center, open-label, monotherapy study to evaluate the safety and efficacy of IMBRUVICATM in patients with R/R marginal zone lymphoma. The primary endpoint of this study is overall response rate and the enrollment target of this study is 60 patients.

Waldenstrom’s Macroglobulinemia (WM)

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Third party sponsored: Phase II study of IMBRUVICATM in patients with R/R Waldenstrom's Macroglobulinemia was initiated in the second quarter of 2012. This is a multicenter, open label study of monotherapy IMBRUVICATM in patients with WM who failed at least one prior therapy. The primary endpoint of this study is ORR.  The study will also assess the safety and tolerability of IMBRUVICATM as well as progression-free survival. This study is sponsored by the Dana-Farber Cancer Institute and completed enrollment of 63 patients with data recently presented at ASH 2013 and included in the “Best of ASH”.

Multiple Myeloma (MM)

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PCYC-1111: Phase II study of IMBRUVICATM in patients with R/R multiple myeloma was initiated in the first quarter of 2012. This is a Phase II, multi-center, open-label trial designed to assess the safety and efficacy of IMBRUVICATM as a single agent and in combination with dexamethasone in patients with R/R MM. At this time, an expansion of cohorts 1 and 2 (420mg and 560mg with dexamethasone) is not planned due to the fact that the protocol-defined response rate was not achieved. The company is currently reviewing the results of patients treated in cohorts 3 and 4 (840mg and 840mg with dexamethasone).

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PCYC-1119: Phase I/IIb study of IMBRUVICATM in combination with carfilzomib in patients with R/R MM was initiated in the third quarter of 2013. The Phase I portion of this study is a dose escalation study designed to assess the safety and recommended Phase IIb dose of IMBRUVICATM and carfilzomib. The Phase IIb portion will be a randomized, double-blind, placebo controlled study to evaluate the efficacy of IMBRUVICATM and carfilzomib versus carfilzomib and placebo. The primary endpoint of the Phase IIb portion of the study is progression-free survival. The enrollment target of this study is 176 patients.

Conference Call

The Company will hold a conference call today at 4:30 p.m. ET. To participate in the conference call, please dial 1-877-303-7908 for domestic callers and 1-678-373-0875 for international callers. To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. To access a replay of the call please dial 1-855-859-2056 domestic callers and 1-404-537-3406 for international callers and use the conference ID number: 34406989.  The archived version of the webcast and conference call will be available for 30 days on the Investor Relations section of the Company’s Web site at http://www.pharmacyclics.com.

INDICATIONS
IMBRUVICA™ (ibrutinib) is indicated for the treatment of:

•	Patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.
•	Patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy.

These indications are based on overall response rate. Improvements in survival or disease-related symptoms have not been established.

IMPORTANT SAFETY INFORMATION WARNINGS AND PRECAUTIONS

Hemorrhage - Five percent of patients with MCL and 6% of patients with CLL had Grade 3 or higher bleeding events (subdural hematoma, ecchymoses, gastrointestinal bleeding, and hematuria). Overall, bleeding events including bruising of any grade occurred in 48% of patients with MCL treated with 560 mg daily and 63% of patients with CLL treated at 420 mg daily.The mechanism for the bleeding events is not well understood.  IMBRUVICA™ may increase the risk of hemorrhage in patients receiving antiplatelet or anticoagulant therapies. Consider the benefit-risk of withholding IMBRUVICA™ for at least 3 to 7 days pre and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections - Fatal and non-fatal infections have occurred with IMBRUVICA™ therapy. At least 25% of patients with MCL and 35% of patients with CLL had infections Grade 3 or greater NCI Common Terminology Criteria for Adverse Events (CTCAE). Monitor patients for fever and infections and evaluate promptly.

Myelosuppression - Treatment-emergent Grade 3 or 4 cytopenias were reported in 41% of patients with MCL and 35% of patients with CLL. These included neutropenia (29%), thrombocytopenia (17%) and anemia (9%) in patients with MCL and neutropenia (27%) and thrombocytopenia (10%) in patients with CLL. Monitor complete blood counts monthly.

Renal Toxicity - Fatal and serious cases of renal failure have occurred with IMBRUVICA™ therapy. Treatment-emergent increases in creatinine levels up to 1.5 times the upper limit of normal occurred in 67% of patients with MCL and 23% of patients with CLL. Increases in creatinine 1.5 to 3 times the upper limit of normal occurred in 9% of patients with MCL and 4% of patients with CLL. Periodically monitor creatinine levels. Maintain hydration.

Second Primary Malignancies - Other malignancies have occurred in 5% of patients with MCL and 10% of patients with CLL who have been treated with IMBRUVICA™.  Four percent of patients with MCL, had skin cancers, and 1% had other carcinomas. Eight percent of patients with CLL had skin cancers and 2% had other carcinomas.

Embryo-Fetal Toxicity - Based on findings in animals, IMBRUVICA™ can cause fetal harm when administered to a pregnant woman. Advise women to avoid becoming pregnant while taking IMBRUVICA™. If this drug is used during pregnancy or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

ADVERSE REACTIONS -

MCL: The most commonly occurring adverse reactions ( > 20%) in the clinical trial were thrombocytopenia*, diarrhea (51%), neutropenia*, anemia*, fatigue (41%), musculoskeletal pain (37%), peripheral edema (35%), upper respiratory tract infection (34%), nausea (31%), bruising (30%), dyspnea (27%), constipation (25%), rash (25%), abdominal pain (24%), vomiting (23%), and decreased appetite (21%).

*Treatment-emergent decreases (all grades) of platelets (57%), neutrophils (47%) and hemoglobin (41%) were based on laboratory measurements and adverse reactions.

The most common Grade 3 or 4 non-hematological adverse reactions ( > 5%) were pneumonia (7%), abdominal pain (5%), atrial fibrillation (5.4%), diarrhea (5%), fatigue (5%), and skin infections (5%).  Treatment-emergent Grade 3 or 4 cytopenias were reported in 41% of patients. Ten patients (9%) discontinued treatment due to adverse reactions in the trial (N=111).

The most frequent adverse reaction leading to treatment discontinuation was subdural hematoma (1.8%). Adverse reactions leading to dose reduction occurred in 14% of patients.

CLL: The most commonly occurring adverse reactions ( > 20%) in the clinical trial were thrombocytopenia*, diarrhea (63%), bruising (54%), neutropenia*, anemia*, upper respiratory tract infection (48%), fatigue (31%), musculoskeletal pain (27%), rash (27%), pyrexia (25%), constipation (23%), peripheral edema (23%), arthralgia (23%), nausea (21%), stomatitis (21%), sinusitis (21%), and dizziness (21%).

*Treatment-emergent decreases (all grades) of platelets (71%), neutrophils (54%) and hemoglobin (44%) were based on laboratory measurements per IWCLL criteria and adverse reactions.

The most common Grade 3 or 4 non-hematological adverse reactions ( > 5%) were pneumonia (8%), hypertension (8%), atrial fibrillation (6.3%), sinusitis (6%), skin infection (6%), dehydration (6.4%), and musculoskeletal pain (6%). Treatment-emergent Grade 3 or 4 cytopenias were reported in 35% of patients.

Five patients (10%) discontinued treatment due to adverse reactions in the trial (N=48). These included 3 patients (6%) with infections and 2 patients (4%) with subdural hematomas. Adverse reactions leading to dose reduction occurred in 13% of patients.

DRUG INTERACTIONS

CYP3A Inhibitors - Avoid concomitant administration with strong or moderate inhibitors of CYP3A. If a moderate CYP3A inhibitor must be used, reduce the IMBRUVICA™ dose.

CYP3A Inducers - Avoid co-administration with strong CYP3A inducers.

SPECIAL POPULATIONS - Hepatic Impairment - Avoid use in patients with baseline hepatic impairment.

For the full prescribing information, visit http://www.imbruvica.com/downloads/Prescribing_Information.pdf

Access to IMBRUVICATM

Patients who are prescribed IMBRUVICATM can receive access support through several distinct programs:

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The YOU&i Start™ program enables eligible patients who have been prescribed IMBRUVICATM for an FDA-approved indication and are experiencing insurance coverage delays to access free product for a limited period of time, if they meet certain requirements. In addition, our YOU&i Access service center is set up to help patients ensure that all access-related administration is properly handled.

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The YOU&i Access™ Instant Savings Program helps commercially insured patients who have difficulties with out-of-pocket expenses for IMBRUVICATM. Eligible patients may receive support to reduce their monthly out-of-pocket costs to $25.

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Patients who are deemed uninsured and eligible, and who qualify based on financial need, can access IMBRUVICATM through the Johnson & Johnson Patient Assistance Foundation (JJPAF), an independent non-profit organization to which Pharmacyclics makes donations.

•	Pharmacyclics will also support third party foundations, organizations and other efforts to help patients in need get access to appropriate care.

More information about these comprehensive patient access programs is accessible at 1-877-877-3536 or at www.IMBRUVICA.com.

About IMBRUVICATM

IMBRUVICATM is indicated for the treatment of patients with mantle cell lymphoma or chronic lymphocytic leukemia who have received at least one prior therapy. These indications are based on overall response rate. Improvements in survival or disease-related symptoms have not been established. For more information about IMBRUVICATM, including the full prescribing information, please visit www.IMBRUVICA.com. IMBRUVICATM is a first in class, oral therapy and is a new agent that inhibits an enzyme called Bruton tyrosine kinase (BTK). BTK is a key signaling molecule of the B-cell receptor signaling complex that plays an important role in the survival and spread of malignant B-cells. IMBRUVICATM blocks signals that tell malignant B-cells to multiply and spread uncontrollably. It is one of the first medicines to file for FDA approval via the new Breakthrough Therapy Designation pathway, enabling Pharmacyclics to rapidly bring this medicine to patients in need.

To date, ten Phase III trials have been initiated with ibrutinib and a total of 41 trials are currently registered on www.clinicaltrials.gov. Janssen and Pharmacyclics entered a collaboration and license agreement in December 2011 to co-develop and co-commercialize IMBRUVICATM.

About Pharmacyclics

We are focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is: To build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs. To identify and control promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and to pursue commercialization and/or development partners when and where appropriate. We exist to make a difference for the better and these are important times to do just that.

We strive to be allies to all of our stakeholders – most importantly patients waging struggles against rare and incurable cancers – but also the physicians and family members who care for them, payers, our employees, our shareholders, and regulatory agencies working to bring life-changing medicines to patients.

In addition to IMBRUVICATM (ibrutinib), Pharmacyclics has three other product candidates in clinical development and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs toward potential commercialization.

Pharmacyclics is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including costs and expenses and other expenses adjusted to exclude certain non-cash expenses. These measures are not in accordance with, or an alternative to, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are employee related non-cash expenses. The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided below.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “goal”, “should”, “would”, “project”, “plan”, “predict”, “intend”, “target” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our transition report on Form 10-K for the six month period ended December 31, 2012 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Ramses Erdtmann
SVP of Investor Relations and Administration
Phone: 408-215-3325

Manisha Pai
Sr. Director of Public Relations & Corporate Communications
Phone: 408-215-3720

U.S. Medical Information, Pharmacyclics:
1-877-877-3536
medinfo@pcyc.com

SOURCE Pharmacyclics, Inc.

Pharmacyclics, Inc.
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	Dec. 31,	Dec. 31,
	2013	2012
Assets

Cash, cash equivalents and marketable securities 1	$635,628	$317,114
Other current assets 2	105,173	29,378
Total current assets	740,801	346,492
Property and equipment, net	25,471	6,403
Other assets	2,479	2,234
Total assets	$768,751	$355,129

Liabilities and Stockholders' Equity

Deferred revenue - current portion	$7,581	$8,139
Other current liabilities 3	80,050	21,118
Total current liabilities	87,631	29,257
Deferred revenue - non-current portion	52,025	62,562
Other long-term liabilities	1,472	784
Total liabilities	141,128	92,603
Stockholders' equity	627,623	262,526
Total liabilities and stockholders' equity	$768,751	$355,129

1 Marketable securities	$11,672	$9,681

2 As of December 31, 2013 and 2012, Other current assets includes $52.0 million and $26.6 million, respectively, due to the Company from Janssen under the collaboration and license agreement related to cost sharing and Excess Amounts.

3 As of December 31, 2013 and 2012, Other current liabilities includes $3.4 million and $0, respectively, payable to Janssen under the cost sharing arrangement.

Pharmacyclics, Inc.
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended		Years Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2013	2012	2013	2012 (1)
Revenue:
Collaboration and license agreement revenue	$109,978	$57,963	$246,596	$164,708
Product revenue, net	13,573	-	13,573	-
Total revenue	123,551	57,963	260,169	164,708
Costs and expenses*:
Cost of goods sold	3,501	-	3,501	-
Research and Development	44,715	27,567	170,865	77,852
Less: Excess amounts related to Research and development	(34,209)	(17,306)	(85,732)	(17,306)
Research and development, net	10,506	10,261	85,133	60,546
General and administrative	40,134	7,225	104,016	20,374
Less: Excess amounts related to General and administrative	(16,021)	(819)	(30,405)	(819)
General and administrative, net	24,113	6,406	73,611	19,555
Total costs and expenses	38,120	16,667	162,245	80,101
Income from operations	85,431	41,296	97,924	84,607
Interest and other income, net	8	77	212	232
Income before income taxes	85,439	41,373	98,136	84,839
Income tax provision (benefit)	21,202	(554)	31,126	(2,965)
Net income	$64,237	$41,927	$67,010	$87,804

Net income per share:
Basic	$0.87	$0.60	$0.92	$1.27
Diluted	$0.82	$0.56	$0.87	$1.19
Weighted average shares used to compute net income per share:
Basic	73,868	69,839	72,777	69,322
Diluted	77,917	74,399	77,083	74,020

* Includes stock-based compensation as follows:
Cost of goods sold	$436	$-	$436	$-
Research and development	3,814	2,767	24,041	9,065
General and administrative	5,385	1,503	25,733	3,704
	$9,635	$4,270	$50,210	$12,769

(1) On November 14, 2012, the Board of Directors approved a change in our fiscal year end from June 30 to December 31, effective December 31, 2012. This earnings release, which reports our financial results for the quarter and year ended December 31, 2013, includes financial results for the comparable year ended December 31, 2012 which have not been audited.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(unaudited; in thousands, except per share data)

	Three Months Ended		Years Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2013	2012	2013	2012

GAAP net income	$64,237	$41,927	$67,010	$87,804
Adjustments:
Cost of goods sold stock-based compensation (2)	436	-	436	-
Research and development stock-based compensation (2)	3,814	2,767	24,041	9,065
General and administrative stock-based compensation (2)	5,385	1,503	25,733	3,704
	9,635	4,270	50,210	12,769
Non-GAAP net income	$73,872	$46,197	$117,220	$100,573

GAAP net income per share - basic	$0.87	$0.60	$0.92	$1.27
Stock-based compensation expense	0.13	0.06	0.69	0.18
Non-GAAP net income per share - basic	$1.00	$0.66	$1.61	$1.45

GAAP net income per share - diluted	$0.82	$0.56	$0.87	$1.19
Stock-based compensation expense	0.13	0.06	0.65	0.17
Non-GAAP net income per share - diluted	$0.95	$0.62	$1.52	$1.36

(1)
This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP.

(2)	All stock-based compensation was excluded for the non-GAAP analysis.